ADMINISTRATION AGREEMENT

                        MORGAN GRENFELL INVESTMENT TRUST

     THIS AGREEMENT is made as of this 29th day of December 1993, by and between Morgan Grenfell Investment Trust (the "Trust"), a Delaware business trust, and SEI Financial Management Corporation (the "Administrator"), a Delaware corporation.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares; and

     WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such portfolios of the Trust as the Trust and the Administrator may agree on (the "Portfolios") and as listed on the schedules attached hereto (the "Schedules") and made a part of this Agreement, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

     ARTICLE 1. Retention of the Administrator. The Trust hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services set forth below. The Administrator hereby accepts such employment and agrees to perform the duties set forth below.

     The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

     ARTICLE 2. Administrative Services. The Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, shall investigate, assist in the selection of and conduct relations with custodians, depositories, transfer agents, accountants, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

     The Administrator shall provide the Trust with regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement.

     The Administrator shall make reports to the Trust's Trustees concerning the performance of its obligations hereunder; furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable; and shall provide the Portfolios' Shareholders with the reports described in the Portfolios' then current prospectuses.

     The Administrator shall calculate the daily net asset value of the Portfolios in accordance with the procedures prescribed in the Trust's Registration Statement and such other procedures as may be established by the Trustees of the Trust.

     Also, the Administrator will perform other services for the Trust as agreed from time to time, including, but not limited to, preparation and mailing of appropriate Federal income tax forms and returns to the Internal Revenue Service and other appropriate taxing authorities; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; furnishing the Trust with such reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator's out-of-pocket expenses.

     ARTICLE 3. Allocation of Charges and Expenses.

     (A) The Administrator. The Administrator shall furnish at its own expense the accounting, administrative, executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation

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

of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

     (B) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services provided by the Trust's own legal counsel and independent accountants, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or any affiliated corporation, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

     ARTICLE 4. Compensation of the Administrator.

     (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in the Schedules. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Trust shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     (B) Compensation from Transactions. The Trust hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11 (a) of the Securities Exchange Act of 1934 and the Trust hereby consents to the retention of compensation for such transactions in accordance therewith.

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

     (C) Survival of Compensation Rates. All rights to compensation under this Agreement for services performed before the termination of this Agreement shall survive the termination of this Agreement.

     ARTICLE 5. Limitation of Liability of the Administrator.

     The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. Except as otherwise provided herein, the Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties ("Disqualifying Conduct"), or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other corporate agents of SEI Financial Management Corporation as well as that corporation itself.)

     So long as the Administrator acts in good faith and with due diligence and without gross negligence, the Trust shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims (whether groundless or otherwise) and any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the performance of administration services to the Trust or any other service rendered to the Trust hereunder; provided however, that in no event will the foregoing indemnity be deemed to protect the Administrator unless the Administrator shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Administrator, but failure to notify the Trust of any such claim shall not relieve the Trust from any liability that it may have to the Administrator otherwise than on account of the indemnity provided for in this Article 5. The Trust shall be entitled to participate, at its own expense, in the defense of any suit brought to enforce any such liability. The Administrator shall use all reasonable care to identify and notify the Trust promptly of any situation that presents, or appears likely to present, the probability of a claim for indemnification by the Administrator against the Trust hereunder, but failure to do so in good faith shall not affect the rights provided for herein.

     The Administrator shall indemnify the Trust against and hold it harmless from any and all actions, suits and claims and any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of Disqualifying Conduct on the part of the Administrator. The notice, defense and reimbursement provisions described in the preceding paragraph shall also apply to the Administrator's indemnity. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

     The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited.

     The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

     ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers employees and Shareholders of the Trust are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

     ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in the Schedules.

     This Agreement shall not be assignable by either party without the written consent of the other party.

     ARTICLE 8. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust, By-Laws or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

     ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

     ARTICLE 10. Definitions of Certain Terms. The terms "interested person" and "affiliated person,' when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 11. Notice. Any notice required or permitted to be given hereunder shall be deemed given when sent by registered or certified mail, postage pre-paid, addressed to the party to whom the notice is being given at such party's address set forth below, or at the last address furnished in writing by such party to the other party.

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

If to the Trust, at:

                  Morgan Grenfell Investment Trust
                  885 Third Avenue
                  New York, NY 10022
                  Attention:  James E. Minnick

With a copy to:

                  Hale and Dorr
                  60 State Street
                  Boston, MA 02109
                  Attention:  Ernest V. Klein

If to the Administrator, at:

                  SEI Financial Management Corporation
                  680 East Swedesford Road
                  Wayne, PA 19087
                  Attention:  General Counsel

     ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 14. Limitation of Liability. The Trust and the Administrator agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees of the Trust, shareholders of the Trust, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Agreement and Declaration of Trust of the Trust, as amended from time to time. The execution and delivery of the Agreement has been authorized by the Trustees of the Trust, and this Agreement has been signed by an authorized officer of the Trust, acting as such, and neither the authorization by Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them or any Shareholder of the Trust personally, but will bind only the property of the Trust as provided in the Agreement and Declaration of Trust of the Trust. No Portfolio of the Trust will be liable for any claims against, or claims arising with respect to, any other Portfolio of the Trust

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MORGAN GRENFELL INVESTMENT TRUST

By: /s/ James E. Minnick
    --------------------

Attest: /s/ Mark G. Arthus
        ------------------

SEI FINANCIAL MANAGEMENT CORPORATION

By: /s/ Kevin Robins
    ----------------

Attest: /s/ Mary Jane Maloney
        ---------------------

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

                         SCHEDULE DATED DECEMBER 29,1993
                         TO THE ADMINISTRATION AGREEMENT
                             DATED DECEMBER 29,1993
                                     BETWEEN
                        MORGAN GRENFELL INVESTMENT TRUST
                         THE ADVISORS' INNER CIRCLE FUND
                 ON BEHALF OF MORGAN GRENFELL FIXED INCOME FUND
                     AND MORGAN GRENFELL MUNICIPAL BOND FUND
                    AND SEI FINANCIAL MANAGEMENT CORPORATION

Fees:

         Pursuant to Article 4, Section A and subject to the minimum fees described below, for its services to the currently existing series of Morgan Grenfell Investment Trust and Morgan Grenfell Fixed Income Fund and Morgan Grenfell Municipal Bond Fund, each a series of the Advisors' Inner Circle Fund (each of such thirteen series, a "Fund"), under the above noted Agreements, the Administrator is entitled to an aggregate fee from such Funds, which fee shall be calculated and allocated (as described below) daily and paid monthly, at an annual rate of (i) 0.15% of the aggregate net assets of the Funds up to $300 million, (ii) 0.12% of the aggregate net assets of the Funds above $300 million and up to $500 million, (iii) 0.10% of the aggregate net assets of the Funds above $500 million and up to $1 billion, and (iv) 0.08% of the aggregate net assets of the Funds above $ 1 billion. The aggregate fee shall be allocated among the Funds so that the portion thereof payable by each Fund bears the same proportion to such Fund's net assets as the portion of such aggregate fee payable by each other Fund bears to its respective net assets; provided, that in no event shall the fee paid by a Fund fall below the following applicable minimum annual administrative fee (calculated and accrued on a daily basis): $75,000 for each of Morgan Grenfell International Equity Fund, Morgan Grenfell European Equity Fund, Morgan Grenfell Pacific Basin Equity Fund, Morgan Grenfell Global Equity Fund, Morgan Grenfell Global Fixed Income Fund and Morgan Grenfell International Fixed Income Fund; $100,000 for each of Morgan Grenfell International Small Cap Equity Fund, Morgan Grenfell Japanese Small Cap Equity Fund, Morgan Grenfell European Small Cap Equity Fund, Morgan Grenfell Emerging Markets Equity Fund and Morgan Grenfell Emerging Markets Fixed Income Fund; and $50,000 for each of Morgan Grenfell Fixed Income Fund and Morgan Grenfell Municipal Bond Fund. The minimum administrative fees for all Funds other than Morgan Grenfell Fixed Income Fund and Morgan Grenfell Municipal Bond Fund shall be phased in over one year so that the minimum fee shall be (i) 25% of the above minimums for the first four months of a Fund's operations, (ii) 50% of the above minimums for the next four months, (iii) 75% of the above minimums for the next four months and (iv) 100% of the above minimums thereafter.

Term:

         Pursuant to Article 9 of the above noted Agreement between Morgan Grenfell Investment Trust and SEI Financial Management Corporation, the term of such Agreement shall commence on December 29, 1993 and shall remain in effect until October 31, 1996 (the "Initial Term") and on an annual basis thereafter; unless terminated by either party on not less than ninety days' prior written notice prior to the last day of the Initial Term or any annual renewal term. In the event of a material breach of such agreement by either party, the non-breaching party may terminate the agreement immediately upon the delivery of written notice by the non-breaching party of such breach and termination to the breaching party.

Accepted and Agreed to:
         Morgan Grenfell Investment Trust

         By: /s/ James E. Minnick
             ----------------------------

         SEI Financial Management Corporation

         By: /s/ Kevin Robins
             ----------------------------

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

                        SCHEDULE DATED DECEMBER 28, 1994
                         TO THE ADMINISTRATION AGREEMENT
                             DATED DECEMBER 29, 1993
                                     BETWEEN
                        MORGAN GRENFELL INVESTMENT TRUST
                                       AND
                      SEI FINANCIAL MANAGEMENT CORPORATION

Fees: Pursuant to Article 4, Section A and subject to the minimum fees described below, the Trust shall pay the Administrator a fee as compensation for services rendered to the Morgan Grenfell International Equity Fund, Morgan Grenfell European Equity Fund, Morgan Grenfell Pacific Basin Equity Fund, Morgan Grenfell Global Equity Fund, Morgan Grenfell Global Fixed Income Fund, Morgan Grenfell International Fixed Income Fund, Morgan Grenfell International Small Cap Equity Fund, Morgan Grenfell Japanese Small Cap Equity Fund, Morgan Grenfell European Small Cap Equity Fund, Morgan Grenfell Emerging Markets Equity Fund, Morgan Grenfell Emerging Markets Fixed Income Fund, Morgan Grenfell Fixed Income Fund, Morgan Grenfell Municipal Bond Fund, Morgan Grenfell Large Cap Growth Fund, Morgan Grenfell Smaller Companies Fund, Morgan Grenfell Short-Term Fixed Income Fund, Morgan Grenfell Short-Term Municipal Bond Fund (the "Funds"). Such fee shall be calculated and allocated (as described below) daily and paid monthly, at an annual rate of (i) 0.15% of the aggregate net assets of the Funds up to $300 million, (i) 0.12% of the aggregate net assets of the Funds above $300 million and up to $500 million, (iii) 0.10% of the aggregate net assets of the Funds above $500 million and up to $1 billion, and
         (iv) .08% of the aggregate net assets of the Funds above $1 billion. The aggregate fee shall be allocated among the Funds so that the portion thereof payable by each Fund bears the same proportion to such Fund's net assets as the portion of such aggregate fee payable by each other Fund bears to its respective net assets; provided that in no event shall the fee paid by a Fund fall below the following applicable minimum annual administrative fee (calculated and accrued on a daily basis): $50,000 for each of the Morgan Grenfell Large Cap Growth Fund, Morgan Grenfell Smaller Companies Fund, Morgan Grenfell Short-Term Fixed Income Fund, Morgan Grenfell Short-Term Municipal Bond Fund, Morgan Grenfell Fixed Income Fund and Morgan Grenfell Municipal Bond Fund; $75,000 for each of Morgan Grenfell International Equity Fund, Morgan Grenfell European Equity Fund, Morgan Grenfell Pacific Basin Equity Fund,

         Morgan Grenfell Global Equity Fund, Morgan Grenfell Global Fixed Income Fund and Morgan Grenfell International Fixed Income Fund; and $100,000 for each of the Morgan Grenfell International Small Cap Equity Fund, Morgan Grenfell Japanese Small Cap Equity Fund, Morgan Grenfell European Small Cap Equity Fund, Morgan Grenfell Emerging Markets Equity Fund and Morgan Grenfell Emerging Markets Fixed Income Fund. The minimum administrative fee for all Funds shall be phased in over one year so that the minimum fee shall be (i) 25% of the above minimums for the first four months of a Fund's operations, (ii) 50% of the above minimums for the next four months, (iii) 75% of the above minimums for the next four months, and (iv) 100% of the above minimums thereafter.

Term: Pursuant to Article 9, the term of this Agreement shall commence on December 29, 1993 and shall remain in effect until October 31,1996 (the "Initial Term") and on an annual basis thereafter; unless terminated by either party on not less than ninety days' prior written notice prior to the last day of the Initial Term or any annual renewal term. In the event of a material breach of such agreement by either party, the non-breaching party may terminate the agreement immediately upon the delivery of written notice by the non-breaching party of such breach and termination to the breaching party.


Accepted and Agreed to:
      Morgan Grenfell Investment Trust

      By: /s/ Mark G. Arthus
          ----------------------------

      SEI Financial Management Corporation

      By: /s/ Kevin Robins
          ----------------------------

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